Exhibit 99.1

Contact:	Media:	Investors:
	Tracy Furey Communications 609-252-3208 tracy.furey@bms.com	John Elicker Investor Relations 212-546-3775 john.elicker@bms.com

	Rebecca Goldsmith Communications 609-252-4551 rebecca.goldsmith@bms.com	Suketu Desai Investor Relations 609-252-5796 suketu.desai@bms.com

BRISTOL-MYERS SQUIBB BOARD ELECTS

JAMES M. CORNELIUS CHAIRMAN OF THE BOARD

(NEW YORK, Feb. 12, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) today announced that the company’s Board of Directors has elected James M. Cornelius chairman of the Board. Mr. Cornelius, who was named chief executive officer in September 2006, will continue serving in that role as well. Mr. Cornelius’ current employment contract, which expires in May 2009, will be terminated. The Board also named Lewis B. Campbell, chairman, president and CEO, Textron Inc., as lead independent director. James D. Robinson III, co-founder and general partner, RRE Ventures, resigned as non-executive chairman of the Board, a position he has held since June 2005. He will remain a director of the company until May 6, 2008, the date of the company’s Annual Meeting of Stockholders, when he will retire pursuant to the Board’s mandatory age retirement policy.

“Speaking for the entire Board, we’re delighted that Jim Cornelius will be our next chairman at a critical time when Bristol-Myers Squibb is undergoing a fundamental transformation to a next generation BioPharma company,” said Mr. Robinson. “Under Jim’s leadership, Bristol-Myers Squibb has been put back on the path of growth, greater profitability

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and a renewed focus on helping patients prevail over serious diseases. We’re confident that as chairman, he and his outstanding leadership team will succeed in their goal of making this a dynamic BioPharma company for the future.”

Mr. Cornelius was named CEO of Bristol-Myers Squibb on April 30, 2007, after serving as interim CEO since September 12, 2006. He joined the Board in January 2005.

“I am excited by this tremendous opportunity to serve as chairman of the Board of this great company,” said Mr. Cornelius. “Over the past 18 months as CEO, I have been deeply impressed by the commitment and dedication of our employees to our mission and goals, and the strong belief they share with me in the promise of Bristol-Myers Squibb as a BioPharma leader for the future. We’re now embarking together on an exciting transformation aimed at making this company better able to deliver superior value to shareholders while also helping more people prevail over serious disease.

“I’m also honored to be succeeding Jim Robinson as chairman. Jim’s long and distinguished tenure on our Board has been characterized by many successes and achievements. He came to the chairmanship during a challenging period in our company’s recent past, moving quickly to restore confidence, build trust and inspire belief in the importance of our mission and the tremendous opportunities ahead. He has been a trusted advisor and a friend, and I’m grateful for the confidence he has shown in me and in our management team as we move forward.”

Prior to coming to Bristol-Myers Squibb, Mr. Cornelius served as chairman emeritus of the Guidant Board of Directors upon closing of its merger into Boston Scientific in April 2006. Previously he had been chairman and CEO during the merger process and was responsible for the company’s initial public offering and subsequent split-off from Eli Lilly and Company in 1995.

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Mr. Cornelius was a member of the Board of Directors of Eli Lilly, a member of its Executive Committee and chief financial officer from 1983 to 1995. From 1980 to 1982, he served as president and CEO of IVAC Corporation, previously an Eli Lilly subsidiary. He was born in Kalamazoo, Michigan, and attended Michigan State University, where he earned a BA magna cum laude in accounting in 1965 and an MBA in 1967.

Bristol-Myers Squibb Company is a global biopharmaceutical and related health care products company whose mission is to extend and enhance human life.

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